EXHIBIT 99.(a)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

                                           Media Contact:
                                           Karen Raihill -- (813) 866-5023

Florida Progress Reports 6.3% Increase
In Earnings Per Share For The Third Quarter

ST. PETERSBURG, Fla. (October 17, 1996) - Florida Progress Corporation (NYSE:
FPC), parent of Florida Power Corporation, reported third-quarter earnings of $98.1 million, or $1.01 per share, compared with $91.1 million, or $.95 per share, for the same period last year.

Florida Power, the largest subsidiary of Florida Progress, earned $93.1 million, or $.96 per share, on revenues of $694.7 million, compared with earnings of $84.7 million, or $.88 per share, on revenues of $671.8 million in the third quarter of 1995.

Florida Power's results improved as its customer growth rate of 2 percent continues to be about twice the national average in the electric utility industry. A 26-percent jump in energy sales to phosphate operations as a result of new mining operations boosted industrial sales for the quarter. Megawatt-hour sales to commercial customers increased 3 percent compared with a year ago.

Contributing to the improved earnings at Florida Power were lower interest expense and preferred dividend payments. The lower interest expense is due to reduced debt balances resulting from improved cash flow. In June 1996, Florida Power redeemed $80 million of preferred stock, which reduced the utility's preferred dividend payments.

During the third quarter of 1996, the utility incurred higher operating and maintenance expenses associated with various improvements to Florida Power's customer service operations along with additional repairs at its Crystal River Nuclear Plant.

Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, had earnings of $6.5 million for the third quarter, compared with earnings of $6.3 million for the same period last year. The 3.2% increase in earnings is primarily attributable to improved earnings at its marine operations, which resulted from higher volumes of coal being transported this year over 1995.

Mid-Continent Life Insurance Company's earnings for the third quarter were down $0.9 million compared with the same quarter in 1995. Lower than expected sales of its new insurance product, introduced in the second quarter, combined with higher death claims, were the primary factors causing lower earnings.


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Florida Progress Corporation
News Release - Florida Progress reports third-quarter earnings



Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail service and life insurance.

---------------------------------------------------------------------------------------------------------------
                                          Three Months Ended                        Twelve Months Ended
                                              September 30                              September 30
                               ------------------------------------    ----------------------------------------
                                   1996                1995                 1996                  1995
                              ----------------    ----------------    ------------------   -------------------

   Revenues                     $879,000,000        $852,400,000         $3,114,100,000      $2,948,100,000
                                ============        ============         ==============      ==============

   Income from continuing
        operations                98,100,000          91,100,000            251,100,000         238,900,000
   Loss from discontinued
        operations                       -                    -             (25,000,000)                 -
                            ------------------  ------------------  -------------------- ---------------------

   Net Income                   $ 98,100,000       $  91,100,000       $    226,100,000       $  238,900,000
                            ==================  ==================  ==================== =====================

   Earnings Per Share (EPS):
   Florida Power Corporation           $  .96              $  .88                  $ 2.39               $ 2.28
   Electric Fuels Corporation             .07                 .07                     .27                  .24
   Mid-Continent Life Insurance Co.        -                  .01                     .03                  .08
   Corporate and Other Diversified       (.02)               (.01)                   (.09)                (.10)
                                      --------            --------                --------             --------
   Income from Continuing Operations     1.01                 .95                  $ 2.60               $ 2.50
   Loss from Discontinued Operations        -                   -                    (.26)                   -
                                      --------            --------                --------             --------
   Consolidated                        $1.01               $  .95                  $ 2.34               $ 2.50
                                      ========            ========                ========             ========

   Average Common
   Shares Outstanding                97,003,473          95,904,857              96,626,932          95,422,794

Florida Progress plans to spin-off Progress Credit Corporation, the company's lending, leasing and real estate business. Current and prior periods reflect the recapitalization of the spin-off company, Progress Credit, and its associated treatment as discontinued operations.


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